UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 20, 2006
Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     (a) As previously reported, on May 31, 2006, Dana Corporation (Dana); Spicer, S.A. de C.V. (Spicer); Desc Automotriz, S.A. de C.V. (Desc Automotriz); Inmobiliaria Unik, S.A. de C.V.; and Dana Holdings Mexico, S. de R.L. de C.V. (a newly formed wholly owned subsidiary of Dana) executed a Master Share Purchase Agreement Relating to the Dissolution of the Spicer Joint Venture (the Share Purchase Agreement), which provides, among other things, for the dissolution of the joint venture between Desc Automotriz and Dana, consisting of Spicer and its subsidiaries. The net effect of the proposed transaction is that Dana will exchange its current minority interest in Spicer, plus a cash payment of $19.5 million, for a 100% interest in certain Spicer subsidiaries which manufacture axles, driveshafts, gears, forgings and castings. The information about the Share Purchase Agreement contained in Dana’s Form 8-K filed on May 31, 2006, is incorporated herein by reference.
     On June 20, 2006, following a hearing on this matter, the United States Bankruptcy Court, Southern District of New York, which has jurisdiction over Dana’s bankruptcy case (In re Dana Corporation, et al., Case No. 06-10354 (BRL)), entered an order authorizing and approving the Share Purchase Agreement and the transactions contemplated therein in their entirety and making the Share Purchase Agreement binding on the parties in accordance with its terms. Dana expects to close these transactions as soon as practicable.
     (b) On June 22, 2006, Dana Canada Corporation (Dana Canada), as borrower, and certain of its Canadian affiliates, as guarantors, entered into a Credit Agreement (the Canadian Credit Agreement) with Citibank Canada, JPMorgan Chase Bank, N.A., Toronto Branch, and Bank of America, N.A., Canada Branch, as initial lenders.
     The Canadian Credit Agreement provides for a revolving credit facility in an aggregate amount of up to US $100 million, of which US $5 million will be available for the issuance of letters of credit. Availability under the credit facility will be subject to a borrowing base that includes advance rates relating to the value of Dana Canada’s inventory, accounts receivable and real property, plant and equipment. The proceeds of the Canadian Credit Agreement will available to provide for working capital and general corporate expenses of Dana Canada, as well as to provide additional liquidity to Dana Corporation and its affiliates in the United States, if necessary.
     All of the loans and other obligations under the Canadian Credit Agreement will be due and payable on the earlier of (i) 24 months after the effective date of the Canadian Credit Agreement or (ii) the termination of the Senior Secured Superpriority Debtor-in-Possession Credit Agreement dated as of March 3, 2006, among Dana Corporation, as borrower, certain of its U.S. subsidiaries, as guarantors, and Citicorp North America, Inc., Bank of America, N.A. and JPMorgan Chase Bank, N.A., as lenders, as amended (the DIP Credit Agreement).
     Prior to maturity, Dana Canada will be required to make mandatory prepayments under the Canadian Credit Agreement in the event that loans and letters of credit exceed the available commitments and from the proceeds of certain asset sales and the issuance of additional indebtedness.
     Interest under the Canadian Credit Agreement will accrue, at Dana Canada’s option, either at (i) the London interbank offered rate (LIBOR) plus a per annum margin of 2.25%, or (ii) the prime rate in Toronto plus a per annum margin of 1.25%. Dana Canada will pay a fee for issued and undrawn letters of credit in an amount per annum equal to the applicable LIBOR margin. Dana Canada will also pay a commitment fee of 0.375% per annum for unused committed amounts under the facility.
     The Canadian Credit Agreement is guaranteed by substantially all of the Canadian affiliates of Dana Canada. As collateral, Dana Canada and each of its guarantor affiliates has granted a security interest in and lien on effectively all of its assets, including a pledge of 66% of the equity interests of each direct foreign subsidiary owned by Dana Canada and each of its Canadian affiliates.
     Under the Canadian Credit Agreement, Dana Canada and each of its Canadian affiliates will be required to comply with customary affirmative covenants for facilities of this type, including covenants as to corporate existence, compliance with laws, insurance, payment of taxes, access to books and records, use of proceeds, maintenance of cash management systems, priority of liens in favor of the lenders, maintenance of properties and monthly, quarterly, annual and other reporting obligations. Dana Canada and each of its Canadian affiliates will also be required to comply with customary negative covenants for facilities of this type, including limitations on liens, additional indebtedness, guaranties, dividends, transactions with affiliates, investments, asset dispositions, nature of business, capital expenditures, mergers and consolidations, amendments to constituent documents, accounting changes, restrictions affecting subsidiaries, and sale and lease-backs. In addition, Dana Canada must maintain a minimum availability under the Canadian Credit Agreement.
     The Canadian Credit Agreement includes customary events of default for facilities of this type, including failure to pay principal or other amounts, breach of representations and warranties, breach of any covenant thereunder, cross-default to other indebtedness (including the DIP Credit Agreement), judgment default, invalidity of any loan document, failure of liens to be perfected, and the occurrence of a change of control. Upon the occurrence and continuance of an event of default, Dana Canada’s lenders may have the right, among other things, to terminate their commitments under the Canadian Credit Agreement, accelerate the repayment of all of Dana Canada’s obligations thereunder, and foreclose on the collateral granted to them.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation (Registrant)
Date: June 26, 2006	By:	/s/ Michael L. DeBacker
Michael L. DeBacker
Vice President, General Counsel and Secretary

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